EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

NAME AND STATE OR OTHER JURISDICTION OF INCORPORATION	REGISTRANT’S PERCENTAGE OWNERSHIP
Foothill Independent Bank, a California corporation	100%
Foothill BPC, Inc., a California corporation	100%
Foothill Independent Statutory Trust I, a Connecticut statutory trust	100%

In accordance with the instructions set forth in Paragraph (b) of Item 601 of Regulation S-K, there have been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2003.